Exhibit 99.1

News Release

Media Contact: Doug Holt Northern Trust (312) 557-1571 Doug.Holt@ntrs.com
http://www.northerntrust.com

FOR IMMEDIATE RELEASE

Northern Trust Announces Leadership Changes

CHICAGO, September 18, 2019 –Northern Trust Corporation (Nasdaq: NTRS) announced today that Chief Financial Officer S. Biff Bowman will step down from his role as CFO effective January 1, 2020, and retire from Northern Trust on February 28, 2020.

Jason Tyler, currently Chief Financial Officer of Northern Trust’s Wealth Management business, will succeed Bowman as Chief Financial Officer for the Corporation and serve as a member of the Management Group, effective January 1, 2020. Tyler, who joined Northern Trust in 2011, has served in prior roles including Global Head of the Institutional Group at Northern Trust Asset Management, and Global Head of Corporate Strategy.

Since Bowman joined Northern Trust in 1985, he has served in a wide variety of leadership roles including CFO for the Corporation since 2014; Head of Human Resources; Head of the Americas Region for the Corporate & Institutional Services business unit; and Chief Executive Officer of Europe, Middle East, and Africa. He is a member of Northern Trust’s Management Group and has been an Executive Vice President since 2007.

“We are grateful to Biff for his many contributions to Northern Trust as a trusted partner and thoughtful leader.  Through his many roles he created meaningful value for clients, partners, shareholders and the community," Chairman and Chief Executive Officer Michael O’Grady said.

"Jason brings deep financial expertise, dynamic leadership and a drive to continue our profitable growth,” O’Grady said. “Jason will serve our stakeholders well.”

Tyler joined Northern Trust from Ariel Investments, where he served as Senior Vice President and Director of Research Operations. Previously, he worked as First Vice President and Manager in Corporate Planning at Bank One/American National Bank in Chicago.

About Northern Trust
Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of wealth management, asset servicing, asset management and banking to corporations, institutions, affluent families and individuals. Founded in Chicago in 1889, Northern Trust has a global presence with offices in 20 U.S. states and Washington, D.C., and across 23 locations in Canada, Europe, the Middle East and the Asia-Pacific region. As of June 30, 2019, Northern Trust had assets under custody/administration of US$11.3 trillion, and assets under management of US$1.2 trillion. For more than 125 years, Northern Trust has earned distinction as an industry leader for exceptional service, financial expertise, integrity and innovation. Please visit our website or follow us on Twitter.

Northern Trust Corporation, Head Office: 50 South La Salle Street, Chicago, Illinois 60603 U.S.A., incorporated with limited liability in the U.S. Please read our global and regulatory information.

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